Exhibit 10.19

YRC WORLDWIDE INC.

LONG-TERM INCENTIVE PLAN

(As amended with effect from February 20, 2008)

Plan Provision
Performance Focus	Consolidated YRC Worldwide Inc. (“Company”) performance

Eligibility	The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall determine who may participate in this Plan. Generally, grades 120-126 may be eligible for the Committee’s determination; however, the Committee may, in its sole discretion, omit those in those grade levels or add participants from outside of those grade levels. The Committee shall determine the award target percentages by grade level. The Committee may remove any participant from further participation in this Plan. For incomplete performance cycles upon termination of participation, the Committee may, in its sole discretion, determine to pay cash awards and issue Share Units to a terminating participant at the end of one or more relevant performance periods on a pro rata basis based on the length of time he or she was actively participating prior to termination during the performance period.

Performance Period	Overlapping three-year performance periods

Performance Criteria	Company performance measured against the S&P Mid Cap Index (400 companies) with target at the 50th percentile, threshold at the 25th percentile and maximum at the 75th percentile. In addition, the Committee may reduce any potential payment or Share Unit issuance, under the Plan, based upon peer company performance relative to the Company or other performance factors that the Committee deems relevant.

Performance Measures and Weights

60% return on committed capital

40% net operating profit after taxes (“NOPAT”) growth

The first and second years of each performance cycle shall each be weighted 25%, and the third year of each performance cycle shall be weighted 50%.

Thresholds and Maximums	Threshold is 25% of target at the 25th percentile. Target is 100% at 50th percentile. Maximum is 200% of target at the 75th percentile.

At and above the 75th percentile on an individual component, the return on committed capital and NOPAT growth components may be over-weighted up to 230% of the component performance; provided that the overall payout on both components is capped at 200% of target.

Plan Formula
Form of Payments and Issuances

50% cash and 50% Share Units, awarded at the end of performance period through the 2004-06 performance cycle. 33- 1 /3% cash and 66- 2/3% Share Units beginning with the 2005-07 performance cycle. For grants after April 21, 2005, Share Units are determined by dividing the cash value by the average daily closing share price for the 30-trading day period ending on the day immediately prior to the date of grant. Share Units are converted to shares of stock and delivered to the participant upon becoming fully vested and all holding periods are fully satisfied. The Committee may, based upon an estimated calculation, pay out a percentage of any earned cash award and issue a portion of Share Units in the first quarter of the year following the performance period with the balance to be paid and issued by the end of the 3rd quarter in that year once the final calculations can be made. The Committee, in its sole discretion, may determine the sample size of the comparison companies in the applicable S&P index.

Reference is made to the Company’s Executive Ownership Guidelines (the “Ownership Guidelines”). For any grant having a cash component, the Committee may reduce the percentage of cash and increase the percentage of Share Units as necessary to bring a participant into or move the participant towards compliance with the Ownership Guidelines.

Vesting of Share Units	For grants through the 2003-05 performance cycle, 50% of the Share Units vest after three years and the remaining 50% of the Share Units vest after six years, in each case, from the date of grant. For grants beginning with the 2004-06 performance cycle, 100% of the Share Units vest after three years from the date of grant. Prior restrictions on previously granted Share Units that provided that the participant will not receive any stock on the vesting of the first 50% until the holding period is satisfied on the 6th anniversary of the date of grant or termination of employment after vesting, whichever occurs earlier, are hereby removed effective as of the first trading day in 2008.

Termination of Employment	Vested Share Units are converted to stock and delivered to the participant. Non-vested units are forfeited, and no payment or issuance is made for incomplete performance periods. The Committee, at its sole discretion, may determine to deliver non-vested Share Units to the terminating participant based on the circumstances of his or her separation from the Company.

Retirement and Disability

If the participant is age 65 upon termination of employment or is deemed to be totally or permanently disabled, both vested and non-vested Share Units are converted to stock and delivered to the participant.

A participant shall be considered “permanently and totally disabled” if the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer The existence of a permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company shall require and as the Committee approves.

If the participant terminates employment prior to age 65 and the participant is at least 55 years of age with the participant’s age plus years of service equal to at least 75, the Share Units shall continue to vest on the same schedule as if the participant remained employed until age 65, and upon age 65 after such retirement all remaining Share Units shall become fully vested and convert to shares of stock; provided, that the participant does not breach the non-competition covenant contained in the Performance Share Award agreement.

For incomplete performance cycles, only for those participants who entered the Plan on a pro rata basis for initial performance cycles (as described below in “New Participants”), upon such retirement or disability, the participant will be paid both cash and stock at the end of the performance period on a pro rata basis based on the length of time he or she was actively employed during the performance period. For those participants who entered the Plan on a full target participation basis, there will be no payout or issuance for incomplete performance cycles upon retirement or disability.

Death	Vested and non-vested Share Units are converted to stock and delivered to the person’s estate. For incomplete performance cycles, only for those participants who entered the Plan on a pro rata basis for initial performance cycles (as described below in “New Participants”), the participant’s estate will be paid both cash and stock at the end of the performance period on a pro rata basis based on the length of time he or she was employed during the performance period. For those participants who entered the Plan on a full target participation basis, there will be no payout or issuance to the participant’s estate for incomplete performance cycles.

Change of Control of the Company	Vested and non-vested Share Units are converted to shares of stock and delivered to the participant in the event of a Change of Control (defined below). For incomplete performance cycles, only for those participants who entered the Plan on a pro rata basis for initial performance cycles (as described below in “New Participants”), the participant will be paid both cash and stock on the date of the Change of Control on a pro rata basis based on the length of time he or she was actively employed during the performance period, assuming that the Company would meet estimated actual performance for each period as the Committee determines (but in no event less than Target performance). For those participants who entered the Plan on a full target participation basis, there will be no payout or issuance for incomplete performance cycles upon a Change of Control. For the purposes of this Plan, “Change of Control” shall have the meaning that term is given in the Executive Severance Agreement between the participant and the Company, as it may be amended from time to time; or, if no such agreement exists, the meaning that term is given in the latest Executive Severance Agreement between the Company and its Chief Executive Officer.

New Participants	New participants in the Plan will enter the Plan at the effective date determined by the Committee. The Committee may either determine to adjust new participant target percentages for partially completed performance periods pro rata based upon the length of time of their service during the performance period or provide the new participant full target participation.

Impact of Acquisitions and Implementation of Plan Amendments

Because of the impact of the Company’s acquisitions of Roadway Corporation and USF Corporation on the 2004 and 2005 years, the Committee may, in its sole discretion, determine the methodology for determining NOPAT growth and average portions of the applicable performance periods to determine the different performance against NOPAT growth and return on committed capital before and after each acquisition. This Long Term Incentive Plan (this “Plan”) amends and restates the existing Long Term Incentive Plan as previously adopted and amended in its entirety.

Deferred Compensation

This Plan is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Committee otherwise determines in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if a participant is determined to be a “specified employee” (as defined in Section 409A of the Code) for the year in which the participant terminates employment, any payment due hereunder that is not permitted to be paid on the date of such termination without the imposition of additional taxes, interest and penalties under Section 409A of the Code shall be paid on the first business day following the six-month anniversary of the participant’s date of termination or, if earlier, the participant’s death.

Amendments and Modifications

The Committee, in its sole discretion, may terminate, amend or modify this Plan; provided, that any such termination, amendment or modification may not affect any previous grants or any rights of a participant after the occurrence of that participant’s death, disability or retirement as this Plan provides or after the occurrence of a Change of Control of the Company.